Exhibit 10.37

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) dated as of February 20, 2017 is by and between JANA Partners LLC (“JANA”) and Tiffany & Co. (the “Company”).

WHEREAS, the Company and JANA have engaged in discussion concerning the Company;

WHEREAS, JANA has informed the Company that it, together with the JANA Affiliates (as hereinafter defined), has interests in shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), as set forth on Exhibit A;

WHEREAS, each of the Company’s Board of Directors (the “Board”) and JANA have considered the qualifications of each of Francesco Trapani, Roger Farah and James Lillie (each, a “Designee” and collectively, the “Designees”) to serve on the Board; and

WHEREAS, the Company and JANA have determined to come to an agreement regarding the appointment of the Designees to the Board and the subsequent nomination of the Designees at the Company’s 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) and certain other matters as set forth herein;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Appointment and Nomination.

(a)

The Company agrees that, in accordance with the Company’s Restated Certificate of Incorporation and by-laws and Delaware law, and effective as of the date of the next meeting of the Board (and prior to taking any other formal action at such meeting), which meeting shall be held not later than ten (10) business days after the date hereof, the Board shall:

(i)

if there are insufficient vacant seats on the Board at such time to be filled by the Designees pursuant to Section 1(a)(ii), expand the size of the Board (including by amending the Company’s by-laws) to create a sufficient number of vacant seats to be filled by the Designees pursuant to Section 1(a)(ii);

(ii)

appoint the Designees (other than in the case of the refusal or inability of any such person to serve, in which case the Board shall appoint a substitute chosen in accordance with Section 1(d)) to fill the vacancies on the Board;

Subject to Section 1(b), the Company shall include the Designees (other than in the case of the refusal or inability of any such person to serve, in which case the Board shall include a substitute chosen in accordance with Section 1(d)) as nominees to the Board on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2017 Annual Meeting and shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the election of the Designees at the 2017 Annual Meeting (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of any other independent director nominee nominated by it to serve as a director at the 2017 Annual Meeting).

(b)

As a condition to the appointment of each Designee to the Board and any subsequent nomination for election as a director of the Company at the 2017 Annual Meeting, such Designee shall have provided to the Company a completed D&O Questionnaire in the form provided to JANA by the Company prior to the execution of this Agreement. As a further condition to each Designee’s nomination for election as a director of the Company at the 2017 Annual Meeting, such Designee shall have, as promptly as practicable upon request of the Company, provided (i) an executed consent to be named as a nominee in the Company’s proxy statement for the 2017 Annual Meeting and to serve as a director if so elected, (ii) any information required to be or customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) information in connection with assessing eligibility, independence and other criteria applicable to all outside directors or satisfying compliance and legal obligations, (iv) such written consents as may be necessary for the conduct of the Company’s standard vetting procedures applicable to all outside directors and the execution of any documents required by the Company of all of its directors to assure compliance with the matters referenced in Section 1(c), and (v) such other information as reasonably requested by the Company from time to time with respect to such Designee.

(c)

At all times while serving as a member of the Board, each Designee shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members, including, without limitation, the Company’s Corporate Governance Principles, Code of Conduct and all trading and confidentiality obligations and guidelines (including the obligation to preserve the confidentiality of all information, whether written or oral, received in one’s capacity as a director), provided, however, that the Company shall not amend any such policies, procedures, processes, codes, rules, standards or guidelines in any manner that would disqualify any Designee on the basis of any agreement between JANA and such Designee existing and provided to the Company, its counsel or other representatives before the execution of this Agreement. Each Designee shall receive the Company’s customary new director orientation.

(d)

If, during the Standstill Period (as defined below), (i) any Designee resigns (including by reason of a change in principal business occupation or position or service on additional boards), or refuses to serve, or if any Designee is unable to serve due to death or disability, in each case provided that such Designee is otherwise then entitled to be appointed, to be nominated or to serve, as applicable, as a director of the Company pursuant to this Agreement, then, subject to the conditions in Section 1(b), the Company and JANA shall cooperate in good faith to identify and select a replacement director or directors, as applicable, who is mutually acceptable to each party hereto (acting reasonably) and who shall (A) be independent of JANA and JANA Affiliates, (B)  qualify as an independent director of the Company under the listing rules of NYSE and under the Company’s Corporate Governance Principles and otherwise qualify to serve as a director under the Company’s by-laws and Corporate Governance Principles and (C) provide the items required to be provided pursuant to Section 1(b), and thereafter such individual shall be promptly appointed to the Board to fill the remaining term of the applicable Designee and shall considered to be a “Designee” under this Agreement.

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(e)

Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under this Agreement shall terminate immediately, and each of the Designees shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver a written resignation to the Board (which shall provide for such Designees’ immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignations), and the Company shall have no further obligation with respect to the Designees under this Section 1, if JANA ceases to comply with or breaches any of the terms of this Agreement or of the Confidentiality Agreement (as defined below) in any material respect and, if capable of being cured, such material breach or failure has not been cured within fifteen (15) days after receipt by JANA of written notice from the Company specifying such material breach or failure. In addition to, and without limiting the foregoing, the Company’s obligations under this Agreement shall terminate immediately with respect to Mr. Trapani (in his capacity as a Designee), and Mr. Trapani shall promptly offer to resign from the Board and any committee thereof (and, if requested by the Company, promptly deliver a written resignation to the Board (which shall provide for his immediate resignation) it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation), and the Company shall have no further obligation with respect to Mr. Trapani (in his capacity as a Designee) under this Section 1, if Mr. Trapani ceases to comply with or breaches any of the terms of that certain Cooperation Agreement, dated as of February 20, 2017, by and between the Company and Mr. Trapani (the “Trapani Agreement”) in any material respect and, if capable of being cured, such material breach or failure has not been cured within fifteen (15) days after receipt by Mr. Trapani of written notice from the Company specifying such material breach or failure. In furtherance of this Section 1(e), each of the Designees will, prior to and as a condition to such Designee’s appointment to the Board, execute an irrevocable resignation letter in the form of Exhibit B (the “Irrevocable Resignation Letter”) and deliver it to the Company.

(f)

The Company agrees that, in accordance with the Company’s Restated Certificate of Incorporation and by-laws and Delaware law, the Board shall until the end of the Standstill Period (as defined below) (i) not increase the size of the Board or fill any vacancies if doing so would result in the Board having a number of members in excess of twelve (12) directors (except that, upon appointment of the Designees pursuant to Section 1(a), the Board may increase the size of the Board to be up to thirteen (13) directors) and (ii) nominate no more than twelve (12) individuals for election at the 2017 Annual Meeting, including the Designees (if the Designees are so nominated pursuant to this Agreement); provided, that, in the case of each of clauses (i) and (ii), the Company shall be permitted to increase the size of the Board and fill any resulting vacancies, and subsequently nominate such additional individuals, in order to accommodate the appointment to the Board and subsequent nomination of (x) a chief executive officer hired by the Company with the Board’s approval after the appointment of the Designees and (y) one or more additional directors in connection with, or as a result of, a bona fide strategic transaction unanimously approved by the Board after the appointment of the Designees, the terms of which require such appointment or nomination. The Company also agrees that the Board shall not waive or amend, at any time prior to the Company’s 2018 Annual Meeting of Stockholders, the requirement set forth in Section 2.02 of the Company’s by-laws or Section 1.b of the Company’s Corporate Governance Principles that, in order to qualify for election, directors be younger than 74 years when so elected, except that the Board shall be permitted to waive such requirements in accordance with the Company’s by-laws and Corporate Governance Principles in order to permit Charles K. Marquis to serve as a director until the Company’s 2018 Annual Meeting of Stockholders, but shall not be permitted to nominate Mr. Marquis to serve from or after the Company’s 2018 Annual Meeting of Stockholders.

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(g)

The Board shall appoint Mr. Trapani to (i) any committee of the Board that is primarily responsible for overseeing the Company’s search for a new chief executive officer and (ii) the Nominating/Corporate Governance Committee. The Board shall not remove or permit the removal of Mr. Trapani from any such committee of the Board, other than in connection with the death or resignation of such director from the Board and subsequent appointment of his or her substitute chosen in accordance with Section 1(d) (who shall also have the right to be appointed to such committees), and the Board shall provide such director with the same opportunity as all other members of the applicable committee to participate in the deliberations of such committee.

(h)

JANA acknowledges, on behalf of itself and the JANA Affiliates, that the Designees shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a director under applicable law and the Company’s organizational documents while such Designees are serving on the Board.

2.

Standstill.

(a)

JANA agrees that, during the Standstill Period (as defined below) (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the Designees), it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”) (collectively (with JANA) and individually, the “JANA Affiliates”), not to, directly or indirectly, in any manner, alone or in concert with others:

(i)

make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person other than any JANA Affiliate with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), except in all cases as expressly permitted by this Agreement;

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(ii)

form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of JANA and JANA Affiliates) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly set forth in this Agreement;

(iii)

acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in JANA (together with JANA Affiliates and any individual or entity that would be deemed to be part of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with JANA or any JANA Affiliate (together with the JANA Affiliates the “13D Group”)) owning, controlling or otherwise having any beneficial or other ownership interest (including, for purpose of this calculation under this Section 2(a)(iii), all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of shares of Common Stock) in 10% or more of Common Stock outstanding at such time; provided, that nothing herein will require Common Stock to be sold to the extent that JANA and the 13D Group, collectively, exceed the ownership limit under this clause (iii) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Common Stock (it being understood that JANA shall notify the Company promptly in the event (and in no less than three (3) business days after) JANA (together with the 13D Group) owns, controls or otherwise has any such beneficial or other ownership interest of such percentage of shares or a greater amount based on the number of outstanding shares of Common Stock as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form 10-Q or otherwise communicated in writing by the Company to JANA);

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(iv)

other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by JANA or any JANA Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to JANA’s or the JANA Affiliate’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(v)

effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other third party in any such activity; provided, however, that this clause (v) shall not preclude the tender (or failure to tender) by JANA or a JANA Affiliate of any securities of the Company into any tender or exchange offer or vote for or against any transaction by JANA or a JANA Affiliate of any securities of the Company with respect to any Extraordinary Transaction;

(vi)

engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vii)

(A) call or request the calling of any meeting of stockholders, including by written consent; (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein; (C) seek the removal of any member of the Board; (D) solicit consents from stockholders or otherwise act or seek to act by written consent; (E) conduct a referendum of stockholders; (F) present at any annual meeting or any special meeting of the Company’s stockholders; or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

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(viii)

except as set forth herein, take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s Restated Certificate of Incorporation or the by-laws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix)

make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders the Company or Affiliates thereof or any of their respective current or former officers, directors or employees, provided that JANA will, subject to the Confidentiality Agreement if executed, be permitted to make objective statements that reflect JANA’s view, as stockholders, with respect to factual matters concerning specific acts or determinations of the Company occurring after the date of this Agreement;

(x)

make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xi)

enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xii)

institute, solicit, assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 8; or

(xiii)

request, directly or indirectly, any amendment or waiver of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit (and the documents referenced in Section 1(c) or any successor documents shall not prohibit) JANA or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from communicating privately regarding or privately advocating for or against any of the matters described in this Section 2(a) with, or from privately requesting a waiver of any of the foregoing provisions of this Section 2(a) from, the Company’s directors or officers, so long as such communications, advocacy or requests are in accordance with the Confidentiality Agreement, if executed, and are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, advocacy or requests.

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(b)

The Company agrees that, during the Standstill Period it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”), not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or otherwise disparages, defames or slanders JANA or any JANA Affiliate or any of their respective current or former Representatives, provided that the Company will be permitted to make objective statements that reflect the Company’s view with respect to factual matters concerning specific acts or determinations of JANA or any JANA Affiliate occurring after the date of this Agreement. For the avoidance of doubt, a public statement or announcement shall only be deemed to be made by the Company if made by either (i) an executive officer or member of the Board or (ii) an employee or representative of the Company authorized to make such statement or announcement on behalf of the Company.

(c)

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(d)

For purposes of this Agreement the term “Standstill Period” means the period commencing on the date hereof and ending on the date that is the earlier of (A)  the later of (x) the date that is thirty (30) days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2018 Annual Meeting of Stockholders and (y) if the Designees are included, and JANA and the Designees have agreed in advance to such inclusion (it being understood that JANA will respond to any request as to whether it agrees to such inclusion within five (5) business days after notice to JANA of such inclusion) on the Company’s slate of director nominees for the 2018 Annual Meeting of Stockholders or for any annual meeting of stockholders of the Company subsequent thereto (each, an “Applicable Meeting”), the date that is thirty (30) days prior to the expiration of the Company’s advance notice period for the nomination of directors at the next annual meeting of stockholders following the Applicable Meeting and (B) a material breach by the Company of its obligations under this Agreement which is not cured within fifteen (15) days after receipt by the Company of written notice from JANA specifying the material breach. During the Standstill Period, the Company shall, for so long as the Designees are on the Board, promptly notify JANA in writing of any decision not to nominate the Designees for election at an Applicable Meeting (which written notice, if any, shall be delivered no later than forty-five (45) days prior to the expiration of the Company’s advance notice period for the nomination of directors at such upcoming annual meeting).

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3.

Voting Agreement. During the Standstill Period, JANA shall cause all shares of Common Stock beneficially owned, directly or indirectly, and entitled to vote as of the applicable record date by it, and by each JANA Affiliate, to be present for quorum purposes and to be voted, at each annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that it shall cause all such shares, and shall cause each JANA Affiliate to cause all such shares, at each such meeting, to be voted in favor of each Designee and all current directors as of the date of this Agreement nominated by the Board for election at each such meeting and in accordance with the Board’s recommendations with respect to any other proposal or business that may be the subject of stockholder action at each such meeting; provided, however, that, notwithstanding anything herein to the contrary, with respect to (a) a proposal to authorize or approve an Extraordinary Transaction, (b) matters related to the implementation of takeover defenses, or (c) new or amended incentive compensation plans submitted for stockholder approval, JANA and each JANA Affiliate may vote its shares of Common Stock beneficially owned, directly or indirectly, in its sole discretion.

4.

Representations of the Company. The Company represents and warrants to JANA as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

5.

Representations of JANA. JANA represents and warrants to the Company as follows: (a) JANA is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by JANA, constitutes a valid and binding obligation and agreement of JANA and is enforceable against JANA in accordance with its terms; (c) each of JANA and the JANA Affiliates, beneficially owns, directly or indirectly, such number of shares of Common Stock as indicated on Exhibit A (which exhibit includes a complete and accurate specification of which person is the beneficial owner and the form of ownership (including (i) shares that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, (ii) shares of which such person has economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument related to the price of shares of Common Stock, (iii) shares over which such person controls or owns the voting power and (iv) the extent to which such person has entered into a derivative or other agreement, arrangement or understanding that directly hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares), and such shares of Common Stock constitute all of the Common Stock beneficially owned by JANA and the JANA Affiliates or in which JANA or the JANA Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise, and (d)  JANA has, and at all relevant times shall have, the requisite power and authority to cause each of the JANA Affiliates to comply with the terms hereof applicable to JANA Affiliates.

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6.

Public Announcement.

(a)

JANA and the Company shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit C (the “Press Release”) no later than 6:59 a.m., New York City time, on February 21, 2017.

(b)

The Company shall promptly prepare and file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(c)

JANA shall, and shall cause JANA Affiliates to, cause any public filings that reference the entry into this Agreement to be consistent with the Press Release and the terms of this Agreement.

(d)

Other than as contemplated by Section 6(a) or Section 6(c), none of JANA, the JANA Affiliates or the Designees shall issue a press release in connection with this Agreement or the actions contemplated hereby.

7.

Confidentiality Agreement. The parties hereby agree that, notwithstanding any other provision of this Agreement to the contrary, if so requested by any party and agreed by the other parties (in their sole discretion), JANA may be provided confidential information in accordance with and subject to the terms of a confidentiality agreement in a form to be agreed between the parties (the “Confidentiality Agreement”). JANA acknowledges and agrees, on its own behalf and on behalf of the JANA Affiliates, that (a) until such time, if any, as the Confidentiality Agreement becomes effective, neither JANA nor any of the JANA Affiliates will request to receive (other as set forth in the previous sentence in connection with a request to enter into the Confidentiality Agreement), or knowingly and willingly accept, any confidential information concerning the Company, its subsidiaries or their respective businesses and (b) non-public materials provided to the Board or committees thereof and communications relating thereto shall be deemed confidential information.

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8.

Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the Designees from the Board following such time as any of the conditions in Section 1(e) is satisfied, in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.

Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

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10.

Entire Agreement; Amendment. This Agreement and the Irrevocable Resignation Letters, together with the Confidentiality Agreement, if executed, and any previously existing written non-disclosure agreement executed by the parties, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.

Notices. All notices, notifications, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection :

if to the Company:

Tiffany & Co.
200 Fifth Avenue
New York, New York
Attention: Legal Department
Email: legal@tiffany.com
Facsimile: (212) 230-5322

with a copy (which shall not constitute notice) to:

Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:   Ethan Klingsberg, Esq.
                     Paul M. Tiger, Esq.
Facsimile: (212) 225-3999

if to JANA:

JANA Partners LLC
767 Fifth Avenue, 8th Floor
New York, NY 10153
Attention: Legal Department
Email: legal@janapartners.com
Facsimile: (212) 455-0901

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with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention:

Marc Weingarten, Esq.
Eleazer Klein, Esq.
Aneliya Crawford, Esq.

Email: marc.weingarten@srz.com; eleazer.klein@srz.com;
aneliya.crawford@srz.com
Facsimile: (212) 593-5955

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Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

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Termination. This Agreement shall terminate upon the expiry of the Standstill Period.

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Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

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No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

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16.

Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

TIFFANY & CO.

By:	/s/ Leigh Harlan
Name: Leigh Harlan Title: Senior Vice President, Secretary, General Counsel

JANA PARTNERS LLC

By:	/s/ Scott Ostfeld
Name: Scott Ostfeld Title: Partner

[Signature Page to the Cooperation Agreement - JANA Partners LLC]

EXHIBIT A
JANA INTERESTS

JANA Partners LLC

Common Stock	4,696,040
Shares Underlying Options	1,399,700

EXHIBIT B
FORM OF IRREVOCABLE RESIGNATION

[Date]

Attention: Board of Directors
Tiffany & Co.
727 Fifth Avenue
New York, NY 10022

Re: Resignation

Ladies and Gentlemen:

This irrevocable offer of resignation is delivered pursuant to the Cooperation Agreement, dated as of February 20, 2017 (the “Agreement”), by and between Tiffany & Co. (the “Company”) and JANA Partners LLC. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective only upon, and subject to, such time as any of the conditions in Section 1(e) of the Agreement is satisfied, I hereby offer to resign from my position as a director of the Company, from any and all committees of the Board on which I serve and from all other directorships, offices or other capacities at the Company and any of its subsidiaries’ and affiliates’ boards and committees, as well as any outside directorships, memberships or other affiliations in which I participate as a representative of the Company or any of its subsidiaries or affiliates, such resignations to be accepted or rejected by the Board of Directors of the Company in accordance with the procedures set forth in Section 1.h of the Company’s Corporate Governance Principles. This offer of resignation shall not be effective unless and until so accepted.

This offer of resignation is in addition to, and not in replacement, of any other letter of resignation that I am required to execute and deliver pursuant to the by-laws or Corporate Governance Principles of the Company.

This offer of resignation is irrevocable and may not be withdrawn by me at any time.

Very Truly Yours,

[Signature Page to Irrevocable Resignation]

EXHIBIT C
FORM OF PRESS RELEASE

TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY & CO. AND JANA PARTNERS ANNOUNCE APPOINTMENTS OF THREE NEW INDEPENDENT DIRECTORS TO TIFFANY & CO. BOARD OF DIRECTORS

NEW YORK, February 21, 2017 – Tiffany & Co. (NYSE: TIF) and JANA Partners LLC, which together with Francesco Trapani owns approximately 5.1% of Tiffany’s outstanding shares, today announced agreements pursuant to which Tiffany & Co. will appoint three new independent directors to its Board of Directors: Roger Farah, James Lillie and Mr. Trapani, effective no later than March 6, 2017. With the addition of Messrs. Farah, Lillie and Trapani, the Tiffany & Co. Board will increase from 10 to 13 members.

In addition, Mr. Trapani will join the Board’s nominating and corporate governance committee and the search committee formed by the Board of Directors to oversee the Company’s previously announced search for a new chief executive officer. The search committee is being assisted by a leading executive search firm.

Tiffany also announced that the Company will be limiting waivers under the retirement age provisions in its governance documents, such that, in accordance with the mandatory retirement age, one current director will not stand for reelection at the 2017 Annual Meeting of Stockholders and two current directors will not stand for reelection at the 2018 Annual Meeting of Stockholders.

“We are excited to be adding such distinguished directors to our Board as part of our ongoing process to refresh the Board, and we are pleased to have worked cooperatively with JANA Partners to have met our objective,” said Michael J. Kowalski, Chairman of the Board of Directors and Interim CEO. “These three new directors are all accomplished executives with a broad range of relevant experience and skills that will benefit all shareholders as we focus on accelerating the execution of our core business strategies. We also believe the strength of our Board will be an asset in our ongoing CEO search process. I look forward to completing that process and welcoming our new CEO to our Board and, after an appropriate period, I anticipate being able to relinquish my responsibilities as Chairman to a successor.”

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In connection with the appointments, Tiffany & Co. has entered into cooperation agreements with each of JANA Partners and Mr. Trapani. Under the agreements, Tiffany & Co. will nominate Messrs. Farah, Lillie and Trapani for election to the Board at the Company’s 2017 Annual Meeting of Shareholders and JANA Partners and Mr. Trapani have agreed to customary standstill and voting commitments. Additionally, pursuant to these agreements, JANA Partners and Mr. Trapani are committed to be independent of each other going forward. Copies of the cooperation agreements will be filed with the Securities and Exchange Commission.

Barry Rosenstein, Managing Partner of JANA Partners, commented, “We are very pleased to have worked constructively with Tiffany & Co. to appoint Roger, James and Francesco to the Board. Their fresh perspective and unique insight will be invaluable as the Board keeps working to improve performance and create shareholder value.”

About Roger Farah. Roger N. Farah, 64, has served as the Co-Chief Executive Officer and as a member of the board of Tory Burch LLC since September 2014. Mr. Farah has over 40 years of experience in the lifestyle products and retailing sectors. Mr. Farah was a member of the board of Ralph Lauren Corporation from 2000 to 2014, where he also served as President and Chief Operating Officer from 2000 to 2013 and as Executive Vice Chairman from November 2013 to May 2014. Prior to joining Ralph Lauren Corporation, he served as Chairman of the Board and Chief Executive Officer of Venator Group, Inc. (now Foot Locker, Inc.), as President and Chief Operating Officer of R.H. Macy & Co., Inc. and as Chairman and Chief Executive Officer of Federated Merchandising Services. Mr. Farah currently serves on the boards of The Progressive Corporation and Aetna, Inc., and as a non-executive director of Metro Bank PLC. Mr. Farah holds a B.S. in Economics from the University of Pennsylvania, Wharton School of Business

About James Lillie. James Lillie, 55, is the former Chief Executive Officer at Jarden Corporation. Mr. Lillie has over 20 years of experience in the consumer products sector. Mr. Lillie held senior positions at Jarden Corporation from August 2003 through the sale of the company to Newell Brands in April 2016, including as Chief Operating Officer immediately prior to assuming the role of Chief Executive Officer. Prior to joining Jarden, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation Limited and held several senior level management positions at portfolio companies of Kohlberg, Kravis, Roberts & Company. Mr. Lillie serves on the boards of Nomad Foods Limited and Royal Oak Charcoal, and previously served on the boards of Radio Prisa in Spain and the US-China Business Council. Mr. Lillie holds a B.A. from the University of Wisconsin.

About Francesco Trapani. Francesco Trapani, 59, is the former Chief Executive Officer at Bulgari. Mr. Trapani has over three decades of experience in the luxury retail sector. From 1984 until 2011, Mr. Trapani led Bulgari, including in connection with the company's listing on the Italian Stock Exchange, creation of

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Bulgari Hotels & Resorts, and acquisition by LVMH in 2011. From 2011 to 2014, Mr. Trapani served as Chairman and Chief Executive Officer of the LVMH Watches and Jewelry Division. Mr. Trapani joined Clessidra SGR, the largest private equity fund in Italy, as Executive Vice-Chairman in 2014, and later served as Chairman of the Board until the company’s sale in 2016. Mr. Trapani holds a degree in business administration from the University of Naples.

Forward-Looking Statements

Statements contained in this document that are not statements of historical fact, including those that refer to the Company's strategies and the pace of execution thereon, the Company’s search for a successor CEO and the Company's objectives to focus on improving performance and creating shareholder value, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The potential risks and uncertainties that could cause the Company's actual results, performance or achievements to differ from the predicted results, performance or achievements include, among others, global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability, violence (including terrorist activities), political activities or events, and weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company's product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; changes in our competitive landscape; our ability to successfully control costs and execute on, and achieve the expected benefits from, our operational and strategic initiatives; and any difficulties or delays we encounter in identifying a successor CEO.

Additional information about potential risks and uncertainties that could affect the Company's business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

TIF-G

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